Steven A. Mills Chairman of the Compensation Committee of the Board of Directors Marsh & McLennan Companies, Inc. 1166 Avenue of the Americas New York, New York 10036 www.mmc.com

Exhibit 10.1
PRIVILEGED & CONFIDENTIAL
September 18, 2019

Daniel S. Glaser
By Hand

Subject:    Terms of Employment

Dear Dan:
The terms of your employment as President and Chief Executive Officer of Marsh & McLennan Companies, Inc., continue to be governed by the letter agreement, dated September 18, 2013, between you and Marsh & McLennan Companies, Inc., as amended by the first amendment dated June 11, 2014, second amendment dated May 18, 2016 and third amendment dated September 19, 2017 (collectively, the "Letter Agreement").
The attached Exhibit A to the Letter Agreement has been updated to reflect your current annual base salary, target annual bonus, target long-term incentive award and Board and committee memberships. The other benefits described in Exhibit A are unchanged.

Please acknowledge your agreement by signing and dating this and the enclosed copy and returning one to me.

Sincerely,

/s/ Steven A. Mills
Steven A. Mills
Chairman of the Compensation Committee of the Board of Directors
Marsh & McLennan Companies, Inc.

Accepted and Agreed:

/s/ Daniel S. Glaser
(Signature)

9/19/19
(Date)

September 18, 2019
Daniel S. Glaser

Exhibit A

Board or Committee Memberships
• International Advisory Board of BritishAmerican Business
• Board of Trustees of The Institutes
• Board of Trustees of Ohio Wesleyan University
• Federal Advisory Committee on Insurance
• Partnership for New York City
• St. Georges Society of New York

Annual Base Salary	$1,500,000
Annual Target Bonus Opportunity
Bonus awards are discretionary. Target bonus of $3,750,000. Actual bonus may range from 0% - 200% of target, based on achievement of individual performance objectives, and/or Marsh & McLennan Companies’ performance as Marsh & McLennan Companies may establish from time to time.

Annual Target Long-Term Incentive Opportunity	Long-term incentive awards are discretionary. Target award of $11,000,000 (based on grant date fair value).
Other Benefits
• You will have access to a car and driver for business purposes and for work/home travel purposes.
• You will have access to corporate aircraft for personal travel, up to $130,000 in aggregate incremental cost each calendar year, commencing with the 2017 calendar year, as calculated by the Company for disclosure purposes for the Summary Compensation Table of the Company’s Proxy Statement; provided that this amount and calculation methodology will be reviewed from time to time and subject to adjustment to reflect market trends. The Company currently calculates incremental cost by adding the incremental variable costs associated with personal flights on the aircraft (including hourly charges, taxes, passenger fees, international fees and catering).
If the imputed income attributable to these benefits is taxable to you, then the taxes associated with this taxable income will not be reimbursed or paid by the Company.